FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-226486-08

From: Wells Abf Syndicate Wells Fargo (WELLS FARGO SECURITI) At: 07/30/19 08:32:52

To: Manraj Singh (WELLS FARGO SECURITI )
Subject: NEW ISSUE CMBS: WFCM 2019-C52 *PUBLIC ANNOUNCEMENT*

WFCM 2019-C52 - PUBLIC NEW ISSUE
**ANNOUNCEMENT** $804.589 MM FIXED-RATE CMBS OFFERING

CO-LEAD MANAGERS
& JOINT BOOKRUNNERS: WELLS FARGO SECURITIES, LLC
BARCLAYS CAPITAL INC.

CO-MANAGER: ACADEMY SECURITIES, INC.
DREXEL HAMILTON, LLC

OFFERED CERTIFICATES - PUBLIC

CLASS	FITCH/KBRA/MDYS	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY
A-1	AAAsf/AAA(sf)/Aaa(sf)	26.626	30.000%	2.67	43.1%	16.4%
A-2	AAAsf/AAA(sf)/Aaa(sf)	43.907	30.000%	4.85	43.1%	16.4%
A-3	AAAsf/AAA(sf)/Aaa(sf)	28.568	30.000%	6.94	43.1%	16.4%
A-SB	AAAsf/AAA(sf)/Aaa(sf)	47.444	30.000%	7.39	43.1%	16.4%
A-4*	AAAsf/AAA(sf)/Aaa(sf)	240.000	30.000%	9.81	43.1%	16.4%
A-5*	AAAsf/AAA(sf)/Aaa(sf)	243.623	30.000%	9.92	43.1%	16.4%
X-A	AAAsf/AAA(sf)/Aaa(sf)	630.168	N/A	N/A	N/A	N/A
X-B	A-sf/AAA(sf)/NR	174.421	N/A	N/A	N/A	N/A
A-S	AAAsf/AAA(sf)/Aa3(sf)	93.400	19.625%	9.99	49.5%	14.3%
B	AA-sf/AA-(sf)/NR	45.012	14.625%	9.99	52.6%	13.5%
C	A-sf/A-(sf)/NR	36.009	10.625%	9.99	55.0%	12.9%

*Sizes and WAL’s are subject to change as detailed in the attached Term Sheet.

COLLATERAL SUMMARY

INITIAL POOL BALANCE:	$900,240,222
NUMBER OF LOANS:	67
NUMBER OF PROPERTIES:	126
WA CUT-OFF LTV:	61.6%
WA BALLOON LTV:	55.8%
WA U/W NCF DSCR:	2.14x
WA U/W NOI DEBT YIELD:	11.5%
WA MORTGAGE RATE:	4.399%
TOP TEN LOANS %:	39.2%
WA REM TERM TO MATURITY (MOS):	115
WA REM AMORTIZATION TERM (MOS):	357
WA SEASONING (MOS):	1

LOAN SELLERS:	AREF(21.8%), RMF(17.4%), BARCLAYS(16.6%), LCF(15.6%), BSPRT(14.6%), WFB(14.1%)

TOP 3 PROPERTY TYPES:	OFFICE(35.0%), RETAIL(20.6%), INDUSTRIAL(13.9%)

TOP 5 STATES:	CA(23.8%), TX(8.7%), GA(8.6%), FL(7.8%), MI(6.3%)

MASTER SERVICER:	WELLS FARGO BANK, NATIONAL ASSOCIATION

SPECIAL SERVICER:	LNR PARTNERS, LLC

DIRECTING CERTIFICATEHOLDER:	ARGENTIC SECURITIES INCOME USA LLC

DOCUMENTS & TIMING
TERM SHEET, ANNEX A-1:	ATTACHED
PRELIM PROSPECTUS:	TOMORROW
PRESALE REPORTS:	TODAY
ANTICIPATED PRICING:	WEEK OF JULY 29, 2019
ANTICIPATED SETTLEMENT:	AUGUST 20, 2019
CONFERENCE CALLS:	UPON DEMAND

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-226486) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.